                                                                    Exhibit 3.2

[LETTERHEAD]


                         CERTIFICATE OF DESIGNATION OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                          IMTEK OFFICE SOLUTIONS, INC.


     It is hereby certified that:

     1. The name of the Company (hereinafter called the "Company") is IMTEK OFFICE SOLUTIONS, INC.

     2. The certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes the issuance of Five Million (5,000,000) shares of preferred stock, $.01 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all undesignated preferred shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a series of preferred stock to be designated as "Series A Convertible Preferred Stock".

     RESOLVED, that 75,000 authorized but undesignated shares of preferred stock of the Company shall be designated Series A Convertible Preferred Stock, $.01 par value per share, and shall possess the rights and preferences set forth below:

     Section 1. Designation and Amount. 75,000 shares of the Company's authorized but undesignated preferred stock shall be designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") par value $.01 per share. The Series A Convertible Preferred Stock shall have a stated value of $100.00 per share (the "Original Series A Convertible Issue Price").

     Section 2. Rank. The Series A Convertible Preferred Stock shall rank: (1) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Convertible preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Convertible Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the series A Convertible Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3. Dividends. The holders of the then outstanding Series A Convertible Preferred


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Stock shall be entitled to receive, when and as declared by the Board of
Directors, out of any funds legally available therefor, cumulative dividends at the annual rate of $9.00 per share, payable in cash annually on each January 1, commencing on January 1, 1998. Such dividends shall accrue on each share from December 1, 1997 or original issue date, which ever occurs later, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided in paragraph 5(f) below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Junior Securities. Any accumulation of dividends on the Series A Convertible Preferred Stock shall not bear interest.

     Section 4.    Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Events"), either voluntary or involuntary, the Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (1) $100,000 and (ii) all accrued and unpaid dividends thereon, whether or not earned or declared, and no more. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Convertible Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Convertible Preferred Stock and the Parity Securities pro rata, based on the respective liquidation amounts to which the Holders of each such series are entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

               (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted certificate(s) of designation.

          Section 5. Conversion. The record Holders of this Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each record Holder of Series A Convertible Preferred Stock shall be entitled (at the times set forth below) to convert (in multiples of one preferred share) any or all of the shares of Series A Convertible Preferred Stock held by such Holder at any time after ninety (90) days following the date of the last closing of purchase and sale of Series A Convertible Preferred Stock that occurs pursuant to the offering of the Series A Convertible Preferred Stock by the Company ("the Last Closing Date"), into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following (the "Conversion Rate"):

--------------------------------------------------------------------------------------------------------------------
  Days between                 91      181      271      361      451      541      631      721      811      Over
  Last Closing Date and       to       to       to       to       to       to       to       to       to       900
  Company's Receipt of        180      270      360      450      540      630      720      810      900      days
  Notice of Conversion
--------------------------------------------------------------------------------------------------------------------
  Number of Shares of
  Common Stock to be          12       13       14       15       16       17       18       19       20        21
  Issued Upon
  Conversion
--------------------------------------------------------------------------------------------------------------------


          (b) Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company (the "Notice of Conversion") at such office that he elects to convert the same and shall state therein the number of shares of Series A Convertible Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common stock on such date.

          (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred stock Certificates, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and its Transfer Agent, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Convertible Preferred Stock into Common Stock.

          (ii) No Fractional Shares. If any conversion of the Series A Convertible Preferred Stock would create a fractional share of Common Stock to a holder or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of Common Stock issuable upon conversion, shall be the next higher number of shares, or the Company may at its option pay cash equal to the fair value of the fractional share based on the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

          (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then


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outstanding Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (d)    Adjustment to Conversion rate.

          (i) Adjustment due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all the Series A convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Rate shall be proportionately increased.

          (ii) Adjustment Due to Merger, Consolidation, etc. If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of same or another class or classes of stock or securities of the Company or another entity (each a "Business Combination Event"), then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and /or other assets which Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible preferred Stock to the end that the provision hereof (including, without limitation, provisions for the adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

          (iii) No Fractional Shares. If any adjustment under this Section 5(e) would require the issuance of a fractional share of Common Stock to a holder, such fractional share shall be disregard and the number of shares of Common Stock issuable upon conversion shall be the next higher full number of shares.

          (e) Effect on Accrued and Unpaid Dividends. In the event that any shares of Series A Convertible Preferred Stock shall be converted into Common Stock, no accrued and unpaid dividends on such converted Series A Convertible Preferred Stock shall be paid upon or after such conversion.

     Section 6.     Redemption by Company.

          (a) Company's Right to Redeem at its Election. At any time, commencing ninety (90) days after the Last Closing Date, the Company shall the right, at its sole discretion, to redeem

("Redemption at Company's Election"), from time to time, any or all of the Series A Convertible Stock; provided (i) Company shall first provided thirty
(30) days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning on the ninety first (91st) day after the Last Closing Date). If the Company elects to redeem some, but not all, of the Series A Convertible Preferred Stock.

          (i) Redemption Price at Company's Election. The "Redemption Price at the Company's Election" shall be an amount per share equal to the sum of
(i) $100.00 and (ii) all accrued and unpaid dividends thereon, whether or not earned or declared, and (iii) a Cash Call Premium based upon the elapsed time between the Last Closing Date and the date of the Company's Notice of Redemption as follows:


---------------------------------------------------------------------------------------------------------------------
  Days between                 91      181      271      361      451      541      631      721      811      Over
  Last Closing Date and       to       to       to       to       to       to       to       to       to       900
  Company's Mailing of        180      270      360      450      540      630      720      810      900      days
  Redemption
---------------------------------------------------------------------------------------------------------------------
  Cash Conversion
  Premium                    $2.0     $4.0     $6.0     $8.0     $10.0    $12.0    $14.0    $16.0    $18.0    $20.0
--------------------------------------------------------------------------------------------------------------------


          Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least thirty (30) day prior written notice ("Notice of Redemption") to the Holders of the Series A Convertible Preferred Stock selected for redemption, by first class, mail, postage prepaid at the address set forth on the stockholder records for the Series A Convertible Preferred Stock. Such Notice of Redemption shall indicate (1) the number of shares of Series A Convertible Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") which shall not be less than 30 days or greater than 60 days following the mailing of Notice of Redemption and (iii) the applicable Redemption Price At Company's Election, as defined in (b)(1) above. Notwithstanding the above, Holder may convert into Common Stock, prior to the close of business on the Date of Redemption at Company's Election, any Series A Convertible Preferred Stock which it is otherwise entitled to convert.

          (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to effect any redemption or begin any redemption procedure (including the delivery of any notice required by this Section 6) Under Section 6(a) or Section 6(b) unless it has.

          (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

          immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

          (ii) an agreement with any underwriter or investor willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

          (iii)     a combination of the items set forth in (i), (ii) and
(iii) above, aggregating the full amount of the redemption price.

          (d)  Payment of Redemption Price.

          Each Holder submitting Preferred Stock being redeemed under this
Section 6 shall send its Series A Convertible Preferred Stock Certificates so redeemed to the Company, and the Company shall pay the applicable redemption price to that Holder by within five (5) business days of the Company's receipt of Preferred Stock Certificates representing the Series A Convertible Preferred Stock to be redeemed. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, the Holder has complied with
Section 5(b)(i).

          (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least thirty (30) day prior written notice ("Notice of Redemption") to the Holders of the Series A Convertible Preferred Stock selected for redemption, by first class mail, postage prepaid at the address set forth on the stockholder records for the Series A Convertible Preferred Stock. Such Notice of Redemption shall indicate (i) the number of shares of Series A Convertible Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") which shall not be less than 30 days or greater than 60 days following the mailing of the Notice of Redemption and (iii) the applicable Redemption Price At Company's Election, as defined in (b)(i) above. Notwithstanding the above, Holder may convert into Common Stock, prior to the close of business on the Date of Redemption at Company's Election, any Series A Convertible Preferred Stock which it is otherwise entitled to convert.

          (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to effect any redemption or begin any redemption procedure (including the delivery of any notice required by this Section 6) Under Section 6(a) or Section 6(b) unless it has:

          (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

          (ii) an agreement with any underwriter or investor willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

          (iii)     a combination of the items set forth in (i), (ii) and
(iii) above, aggregating the full amount of the redemption price.

          (d)  Payment of Redemption Price.

          Each Holder submitting Preferred Stock being redeemed under this
Section 6 shall send its Series A Convertible Preferred Stock Certificates so redeemed to the Company, and the Company shall pay the applicable redemption price to that Holder by within five (5) business days of the Company's receipt of Preferred Stock Certificates representing the Series A Convertible Preferred Stock to be redeemed. the Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, the Holder has complied with
Section 5(b)(i).

     Section 7. Voting Rights. The Holders of the Series A Convertible Preferred Stock shall have no voting power whatsoever, and no Holder of Series A Convertible Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders except as otherwise provided by the Delaware Business Corporation Act ("Delaware Law").

     To the extent that under Delaware Law the vote of the Holders of the Series A Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Convertible Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series A Convertible Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's By-laws and applicable statutes.

     Section 8. Status of Redeemed or Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be redeemed or converted pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Convertible Preferred Stock.

Signed on January 5, 1998.

                                        /s/ Edwin C. Hirsch
                                        --------------------------------
                                        Edwin C. Hirsch, President

Attest:


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